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                                                                    Exhibit 99.2

     SALEM, N.H., Feb. 17, 1998 /PRNewswire/ -- HADCO Corporation (Nasdaq: HDCO) today reported financial results for its first quarter ended January 31, 1998.

     Net sales for the first quarter were $198.3 million, net income was $12.1 million, and diluted earnings per share were $0.90. In the same quarter a year ago, not including the Zycon acquisition, net sales were $111.5 million, and before deducting the non-recurring $78 million write-off relating to the acquisition of Zycon, net income was $8.8 million and diluted earnings per share was $0.81. Comparing these two periods, net sales increased 78%, net income increased 38%, and diluted earnings per share increased 11%.

     On a pro-forma basis, assuming the acquisition of Zycon had occurred immediately prior to the beginning of the first quarter of 1997, net sales for that quarter would have been $172.5 million, net income $7.9 million, and diluted earnings per share $0.72. Comparing these pro-forma figures with the first quarter of 1998, net sales increased 15%, net income increased 53%, and diluted earnings per share increased 25%.

     Backlog at the end of the first quarter was $112.8 million, versus $122.2 million for the previous quarter.

     Andy Lietz, President and CEO, said "we are very pleased with the record attainment in net sales, and net income. Demand for all of our product offerings increased significantly over the previous quarter. Our backplane assembly net sales increased 39% over the same period a year ago, and increased 32% over the previous quarter. Net sales from our HDI products (high density interconnect or _chip carriers_) increased 63% over the previous quarter. Printed circuit net sales increased 13% over the previous quarter, and pricing on these products did not change materially from the previous quarter."

     Hadco is the largest manufacturer of advanced electronic interconnect products in North America. The Company offers a wide array of sophisticated manufacturing, engineering and systems integration services to meet its customers' electronic interconnect needs. The Company's principal products are complex multilayer rigid printed circuits and backplane assemblies. Hadco provides customers with a range of products and services that includes development, design, quick-turn prototype, pre-production, volume products, and backplane assembly. Hadco's customers are a diverse group of original equipment manufacturers and contract manufacturers in the computing (mainly workstations, servers, mainframes, storage and notebooks), data communications / telecommunications and industrial automation industries, including process controls, automotive, medical and instrumentation. The Company operates ten facilities, with nine facilities in the United States and one facility in Malaysia.

     Except for the historical information contained in this press release (including pricing, net revenue, net income, and operating expectations) there may be forward looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from forward looking statements include, but are not limited to, general economic conditions, business conditions in the electronics industry, demand for the company's products, and other risks and uncertainties described in reports and other documents filed by the company from time to time with the Securities and Exchange Commission.

     A conference call will take place at 10:00 a.m. EST on February 17, 1998. Dial in number is 415 904 7331. Replay will be available beginning at 11:00 a.m. on February 17th through February 19th at 11:00 a.m. by calling 800-633-8284 with the reservation number 379 8064.

     Hadco Corporation's press releases are available through Company News On-Call by fax at 800-758-5804, PIN# 390325, or on the Internet at http://www.hadco.com:8080/

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


                                               HADCO CORPORATION
                                                    Table A
                      Condensed Financial Highlights (in thousands except per share data)
                                                  (unaudited)
                                              Three Months Ended

                                                                        1/25/97                                       1/31/98
                                                                         Actual              Pro-Forma(1)              Actual
Consolidated Summary Statements of Operations:
Net Sales                                                               $111,536               $172,547               $198,274
Gross Profit                                                            $ 26,377               $ 34,738               $ 39,067
Write off in-process R&D                                                $(78,000)
Income from Operations                                                  $(62,443)              $ 17,977               $ 21,284
Net Income                                                              $(69,161)              $  7,900               $ 12,127
Weighted Average Shares
outstanding
      Basic                                                               10,413                 10,413                 13,096
      Diluted                                                             10,413                 10,944                 13,505
Earnings Per Share
      Basic                                                             $  (6.64)              $   0.76               $   0.93
      Diluted                                                           $  (6.64)              $   0.72               $   0.90
Other Data:
Capital Expenditures                                                    $ 11,011               $ 17,939               $ 19,366
Interest Expense                                                        $    933               $  4,669               $  2,099

Consolidated Balance Sheet Data:
Working capital                                                         $ 22,072                                      $ 66,517
Total Assets                                                            $448,554                                      $526,243
Long-term debt and
      capital lease
      obligations, net of
      current portion                                                   $228,168                                      $118,769
Stockholders Investment                                                 $ 71,057                                      $253,077

(1) Gives effect to the acquisition of Zycon assuming such transaction had occurred on October 29, 1995.

     /CONTACT: Timothy P. Losik, Vice President and Chief Financial Officer of HADCO, 603-898-8000, tlosik@hadco.com